LAW OFFICES OF
                      PAUL, HASTINGS, JANOFSKY & WALKER LLP
       A LIMITED LIABILITY PARTNERSHIP INCLUDING PROFESSIONAL CORPORATIONS
                              345 CALIFORNIA STREET
                      SAN FRANCISCO, CALIFORNIA 94104-2635
                            TELEPHONE (415) 835-1600
                            FACSIMILE (415) 217-5333
                              INTERNET www.phjw.com



                                 January 3, 2000

Firsthand Funds
101 Park Center Plaza
San Jose, California 95113

         Re: Reorganization of Firsthand Medical Specialists Fund, a series of Firsthand Funds, into Ingenuity Medical Specialists Fund, a series of Igenuity Capital Trust

Ladies and Gentlemen:

                  You have requested our opinion as counsel for Firsthand Medical Specialists Fund (the "Acquired Fund"), a series of the Firsthand Funds, a Delaware business trust (the "Firsthand Trust"), with respect to certain Federal income tax matters in connection with the reorganization transaction between the Acquired Fund and the Ingenuity Medical Specialists Fund (the "Acquiring Fund"), a series of the Ingenuity Capital Trust, a Delaware business trust (the "Ingenuity Capital Trust"). This opinion is rendered in connection with the transaction described in the Agreement and Plan of Reorganization dated as of January 3, 2000, by and between Firsthand Trust, on behalf of the Acquired Fund, and Ingenuity Capital Trust, on behalf of the Acquiring Fund (the "Reorganization Agreement"), and adopts the applicable defined terms therein.

                  This letter and the opinion expressed herein are for delivery to the Acquired Fund and may be relied upon only by the Acquired Fund and by its shareholders. This opinion also may be disclosed by the Acquired Fund or any shareholder thereof in connection with an audit or other administrative proceeding before the Internal Revenue Service (the "Service") affecting the Acquired Fund or any shareholder thereof or in connection with any judicial proceeding relating to the Federal, state or local tax liability of the Acquired Fund or any shareholder thereof.

                  For purposes of this opinion we have assumed the truth and accuracy of the following facts:

                  The Firsthand Trust and the Ingenuity Capital Trust were duly organized under the laws of the State of Delaware and both are open-end management investment companies.

                  The Acquiring Fund is a series of the Ingenuity Capital Trust duly established under the laws of the State of Delaware. The Acquired Fund is a series of the Firsthand Trust duly established under the laws of the State of Delaware. The Acquiring Fund and the Acquired Fund have an authorized capital of an unlimited number of shares, and each outstanding share of the Acquiring Fund and the Acquired Fund is fully paid, non-assessable, fully transferable and has full voting rights. The shares of the Acquiring Fund issued pursuant to the Reorganization Agreement will be fully paid, non-assessable, fully transferable and have full voting rights.

                  For valid business purposes, the following transaction will take place in accordance with the laws of the State of Delaware and pursuant to the Reorganization Agreement:

                  (a) On the date of the closing (the "Closing Date"), the Firsthand Trust will cause the Acquired Fund to transfer substantially all of its assets to the Acquiring Fund. Solely in exchange therefor, the Ingenuity Capital Trust will cause the Acquiring Fund to assume all of the liabilities of the Acquired Fund and to deliver to the Acquired Fund a number of shares of voting common stock of the Acquiring Fund which represents 50 percent or more of the aggregate voting shares of such Acquiring Fund.

                  (b) The Firsthand Trust will then cause the Acquired Fund to liquidate and distribute all of the shares of the Acquiring Fund to the shareholders of the Acquired Fund in proportion to their respective interests in the Acquired Fund in exchange for their shares in the Acquired Fund.

                  (c) The Firsthand Trust will then cause the Acquired Fund to wind up and dissolve as soon as practicable thereafter.

                  In rendering the opinions stated below, we have examined and relied upon the following, assuming the truth and accuracy of any statements contained therein:

                  (1)  The Reorganization Agreement;

                  (2) Combined Proxy Statement and Prospectus dated January __, 2000;

                  (3) Statement of Assets and Liabilities of the Acquired Fund; and

                  (4) Such other documents, records and instruments as we have deemed necessary in order to enable us to render the opinions referred to in this letter.

                  For purposes of rendering the opinions stated below, we have in addition relied upon the following representations by Ingenuity Capital Trust on behalf of the Acquiring Fund and by Ingenuity Capital Management LLC on behalf of the Acquired Fund, as applicable:

                  (A) The fair market value of the shares of the Acquiring Fund received by each shareholder of the Acquired Fund will be approximately equal to the fair market value of the shares of the Acquired Fund surrendered in the exchange.

                  (B) There is no plan or intention by the Acquiring Fund or any person related to the Acquiring Fund, as defined in section 1.368-1(e)(3) of the Treasury Regulations to acquire or redeem any of the stock of Acquiring Fund issued in the transaction either directly or through any transaction, agreement, or arrangement with any other person, other than redemptions in the ordinary course of the Acquiring Fund's business as an open-end investment company, as required by section 22(e) of the Investment Company Act of 1940, as amended (the "1940 Act"). For this purpose, section 1.368-1(e)(3) of the Treasury Regulations generally provides that two corporations are related if they are members of the same affiliated group (i.e., one or more chains of corporations connected through stock ownership with a common parent corporation where: (i) stock with at least 80% of the total voting power and value of each corporation in the chain is owned directly by one or more of the other corporations in the chain; and (ii) the common parent owns directly stock with at least 80% of the voting power and value of at least one of the corporations in the chain for consolidated return purposes ("Affiliated Group Relationship") or if one corporation owns stock possessing at least 50% or more of the voting power or value of the other corporation (the "Parent-Subsidiary Relationship").

                  (C) During the five-year period ending on the date of the transaction, neither the Acquired Fund nor any person related to the Acquired Fund by having the Parent-Subsidiary Relationship will have directly or through any transaction, agreement, or arrangement with any other person, (i) acquired stock of the Acquired Fund with consideration other than shares of the Acquiring Fund or the Acquired Fund (except for shares of the Acquired Fund stock acquired from dissenters in the transaction), (ii) redeemed or made distributions with respect to the Acquired Fund shares, except for redemptions in the ordinary course of the Acquired Fund's business as an open-end investment company as required by section 22(e) of the 1940 Act and distributions necessary to qualify for the special tax treatment afforded regulated investment companies under section 852 of the Internal Revenue Code of 1986, as amended (the "Code"), and made in the ordinary course of the Acquired Fund's business as a qualified regulated investment company.

                  (D) Prior to or in the transaction, neither the Acquiring Fund nor any person related to the Acquiring Fund (having either the Affiliated Group Relationship or the Parent-Subsidiary Relationship) will have acquired directly or through any transaction, agreement or arrangement with any other person, stock of the Acquired Fund with consideration other than shares of the Acquiring Fund.

                  (E) The Acquiring Fund will acquire at least 90 percent of the fair market value of the net assets and at least 70 percent of the fair market value of the gross assets held by the Acquired Fund immediately prior to the transaction. For purposes of this representation, amounts used by the Acquired Fund to pay its reorganization expenses, amounts paid by the Acquired Fund to shareholders who receive cash or other property, and all redemptions and distributions (except for distributions and redemptions occurring in the ordinary course of the Acquired Fund's business as an investment company) made by the Acquired Fund immediately preceding the transfer have been included as assets of the Acquired Fund held immediately prior to the transaction.

                  (F) After the transaction, the shareholders of the Acquired Fund will be in control of the Acquiring Fund within the meaning of Section 368(a)(2)(H) of the Code, which provides that control means the ownership of shares possessing at least 50 percent of the total combined voting power of all classes of shares entitled to vote, or at least 50 percent of the total value of all classes of shares.

                  (G) The Acquiring Fund has no plan or intention to reacquire any of its shares issued in the transaction, except for acquisitions made in the ordinary course of its business as a series of an investment company.

                  (H) The Acquiring Fund has no plan or intention to sell or otherwise dispose of any of the assets of the Acquired Fund acquired in the transaction, except for dispositions made in the ordinary course of its business as a series of an investment company.

                  (I) In pursuance of the plan of reorganization, the Acquired Fund will distribute as soon as practicable the shares of the Acquiring Fund it receives in the transaction.

                  (J) The liabilities of the Acquired Fund assumed by the Acquiring Fund plus the liabilities to which the assets are subject were incurred by the Acquired Fund in the ordinary course of its business and are associated with the assets transferred.

                  (K) The fair market value of the assets of the Acquired Fund transferred to the Acquiring Fund will equal or exceed the sum of the liabilities assumed by the Acquiring Fund, plus the amount of liabilities, if any, to which the transferred assets are subject.

                  (L) The total adjusted basis of the assets of the Acquired Fund transferred to the Acquiring Fund will equal or exceed the sum of the liabilities to be assumed by the Acquiring Fund, plus the amount of liabilities, if any, to which the transferred assets are subject.

                  (M) Following the transaction, the Acquiring Fund will continue the historic business of the Acquired Fund or use a significant portion of the Acquired Fund's historic business assets in a business.

                  (N) At the time of the transaction, the Acquiring Fund did not and will not have any outstanding warrants, options, convertible securities, or any other type of right pursuant to which any person could acquire shares in the Acquiring Fund that, if exercised or converted, would affect the Acquired Fund's shareholders' acquisition or retention of control of the Acquiring Fund, as defined in Section 368(a)(2)(H) of the Code, which provides that control means the ownership of shares possessing at least 50 percent of the total combined voting power of all classes of shares entitled to vote, or at least 50 percent of the total value of all classes of shares.

                  (O) There is no intercorporate indebtedness existing between the Acquired Fund and the Acquiring Fund that was issued, acquired, or will be settled at a discount.

                  (P) The Acquired Fund and the Acquiring Fund meet the requirements of a regulated investment company as defined in Sections 368(a)(2)(F)(ii) and (iii) of the Code. Section 368(a)(2)(F)(ii) requires that not more than 25% of the value of investment company's total assets is invested in the stock and securities of any one issuer and not more than 50% of the value of its total assets is invested in the stock and securities of 5 or fewer issuers. Section 368(a)(2)(F)(iii) requires that 50% or more of the value of the investment company's total assets are stock and securities and 80% or more of the value of its total assets are assets held for investment.

                  (Q) The Acquired Fund is not under the jurisdiction of a court in a case under Title 11 of the United States Code or a receivership, foreclosure, or similar proceeding in a Federal or state court.

                  Our opinions set forth in this letter are based upon the Code, regulations of the Treasury Department, published administrative announcements and rulings of the Service and court decisions, all as of the date of this letter. Based on the foregoing facts and representations, and provided that the transaction will take place in accordance with the terms of the Reorganization Agreement, and further provided that the Acquired Fund distributes the shares of the Acquiring Fund received in the transaction as soon as practicable, we are of the opinion that:

                  (1) The transfer of substantially all of the Acquired Fund's assets to the Acquiring Fund in exchange for shares of the Acquiring Fund, and the distribution of shares of the Acquiring Fund ("Shares") to the Acquired Fund shareholders in liquidation of the Acquired Fund, will constitute a "reorganization" (the "Reorganization") within the meaning of Section 368(a) of the Code;

                  (2) No gain or loss will be recognized by the Acquired Fund upon the transfer of its assets to the Acquiring Fund in exchange for Shares or upon the distribution of Shares to the Acquired Fund's shareholders in exchange for their shares;

                  (3) No gain or loss will be recognized by the Acquired Fund's shareholders upon exchange of their shares of the Acquired Fund shares for Shares.

                  (4) The tax basis of Shares received by each Acquired Fund shareholder pursuant to the Reorganization will be the same as the tax basis of the Acquired Fund shares held by that shareholder immediately before the Reorganization; and

                  (5) The holding period of the Shares to be received by each Acquired Fund shareholder will include the period during which the Acquired Fund shares exchanged therefor were held by such shareholder.

                  The opinions set forth above represent our conclusions as to the application of Federal income tax law existing as of the date of this letter to the transaction described above, and we can give no assurance that legislative enactments, administrative changes or court decisions may not be forthcoming which would require modifications or revocations of our opinions expressed herein. Moreover, there can be no assurance that positions contrary to our opinions will not be taken by the Service, or that a court considering the issues would not hold contrary to such opinions. Further, all the opinions set forth above represent our conclusions based upon the documents and facts referred to above. Any material amendments to such documents or changes in any significant facts would affect the opinions referred to herein. Although we have made such inquiries and performed such investigation as we have deemed necessary to fulfill our professional responsibilities, we have not undertaken an independent investigation of the facts referred to in this letter.

                  We express no opinion as to any Federal income tax issue or other matter except those set forth above.


                    Very truly yours,

                    /s/ PAUL, HASTINGS, JANOFSKY & WALKER LLP